Exhibit 6.4

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into as of June 1, 2025 (the “Effective Date”), by and between Connect Invest II, LLC, a Nevada limited liability company (“Connect Invest”), and I-Management Group LLC, a Nevada limited liability company (“I-Management” and, together with Connect Invest, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Management Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Management Agreement, dated February 2021 (the “Management Agreement”); and

WHEREAS, the Parties intend to terminate the Management Agreement on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Termination of Management Agreement. Except as otherwise specifically provided in this Agreement, the Parties hereby terminate the Management Agreement effective as of the Effective Date.
2.	Surviving Obligations. The Parties acknowledge that certain provisions of the Management Agreement, including, but not limited to, those regarding confidentiality and indemnification, survive the termination of the Management Agreement, and the Parties agree to comply with their ongoing obligations for the duration of those obligations as set forth in the Management Agreement notwithstanding the termination of the Management Agreement.
3.	Mutual Release.
(a)	In consideration of the covenants, agreements, and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, stockholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Parties and their respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, stockholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall or may have against any of such Releasees for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date of this Agreement arising out of or relating to the Management Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Agreement and any surviving obligations under the Management Agreement.

(b)	Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 3, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such party’s decision to enter into it and grant the release contained in this Section 3. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.
4.	Further Assurances. The Parties shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm, carry out and effectuate fully the intent and purposes of this Agreement.
5.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.
6.	Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof, whether in contract or in tort or otherwise, will be governed by, construed and enforced in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
7.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any court, federal or state, within the State of Nevada having subject matter jurisdiction over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding.

8.	Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the Parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Parties with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
9.	Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Signature pages may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any signature page so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.	Miscellaneous. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings among the Parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the Parties. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

CONNECT INVEST II LLC

By: /s/ Todd B. Parriott
Name: Todd B. Parriott
Title: Chief Executive Officer

I-MANAGEMENT GROUP LLC

By: /s/ Todd B. Parriott
Name: Todd B. Parriott
Title: Chief Executive Officer

Signature Page to Termination Agreement (Management Agreement)